Exhibit 99.1

Q BioMed Inc. Completes Final Closing on $4,000,000 Funding
NEW YORK, April 10, 2017 /PRNewswire/ --

Q BioMed Inc. (QBIO) has closed on its final tranche of the $4,000,000 funding announced on November 30th, 2016. The company received $1,500,000 less fees on the final closing, bringing the total gross funds received to date to $4MM.
Capital from the transaction will be used to advance our business plan and pipeline as we commercialize our first asset, Strontium Chloride 89 injection (SR89). SR89 is indicated for bone pain palliation, providing long-lasting relief for patients suffering from debilitating bone pain due to metastatic cancer, typically caused by advanced-stage breast, prostate or lung cancer.
Last week, Q BioMed management attended the 2017 OMRF BioVenture Forum, an industry event organized and hosted by the Oklahoma Medical Research Foundation (OMRF), where we advanced discussions on the development of a novel liver cancer drug candidate. Approximately, 700,000 people annually throughout the world are diagnosed with liver cancer and approximately 600,000 deaths annually are attributed to liver cancer. Chemotherapeutic options for liver cancer are limited and the prognosis of liver cancer patients remains very poor.
Management met with industry colleagues as well as the Governor of Oklahoma, Mary Fallin, at a reception hosted by the Governor. We look forward to working with all parties on this important drug, in what is a vibrant biotechnology corridor in Oklahoma City.
The capital also allows us advance discussions with potential additional assets as we continue to develop our drug pipeline.
Please visit our website http://www.qbiomed.com to sign up for regular updates and stay up-to-date with our progress.
About Q BioMed Inc.
Q BioMed Inc. "Q" is a biomedical acceleration and development company. We are focused on licensing and acquiring biomedical assets across the healthcare spectrum. Q is dedicated to providing these target assets the strategic resources, developmental support, and expansion capital the need to ensure they meet their developmental potential, enabling them to provide products to patients in need.
Forward-Looking Statements:
This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks related to our growth strategy; risks relating to the results of research and development activities; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:
Denis Corin
CEO
Q BioMed Inc.
 +1-888-357-2435